Exhibit 99.1

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR ANNOUNCES $17.1 MILLION COMMON STOCK OFFERING

San Diego, April 6, 2005 — Avanir Pharmaceuticals (AMEX: AVN) today announced it has entered into definitive purchase agreements with a group of accredited and institutional investors for the offering of 7,770,000 shares of Class A common stock at a price of $2.20 per share. The gross proceeds of the offering are expected to be approximately $17.1 million, before offering expenses and commissions. All the shares are being sold by Avanir. The offering is expected to close on or about April 8, 2005.

CIBC World Markets Corp. acted as sole bookrunning placement agent, and Leerink Swann & Co. acted as co-placement agent in connection with this transaction.

The public offering is being made only by means of a prospectus and prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of CIBC World Markets Corp., 300 Madison Avenue, New York, NY 10001.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Avanir Pharmaceuticals, based in San Diego, is a drug discovery and development company focused on the development of treatments for chronic diseases.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and other publicly available information regarding the company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect.” The Company disclaims any intent or obligation to update these forward-looking statements.